Exhibit 6(v)(xiv)

COLLEGE RETIREMENT EQUITIES FUND

(CREF)

730 Third Avenue, New York, NY 10017-3206

Telephone: [800-842-2733]

Endorsement to Your CREF Retirement Choice Annuity Contract

[ Effective Date: Attached at issue / Upon receipt / Specific date ]

This endorsement modifies the provisions of your CREF Retirement Choice Annuity Contract and becomes part of it. Please read this endorsement and attach it to your contract.

The business day provision is replaced with the following:

A business day is any day that the New York Stock Exchange, or its successor, is open for trading. A business day ends at 4:00 P.M. Eastern time, or when trading closes on such exchange, if different.

The following provisions are added to the contract:

An employee maturity date is the date as of which all of an employee’s accumulation has been distributed or applied to provide benefit payments under the terms of the contract. As of such date, CREF will have no further obligations under the contract with regard to that employee, beyond those associated with any ongoing payout annuity benefits being paid in connection with such employee. CREF is not obliged to accept new premiums with regard to that employee.

Unallocated accumulations. Under certain circumstances upon the mutual agreement of CREF and the contractholder, including but not limited to the maintenance of a forfeiture account or a revenue credit account (sometimes called an ERISA account), some or all of the contract’s accumulation may be held in the name of the contractholder without being attributable to any individual employee under the employer plan. One or more such unallocated accumulation may be maintained on CREF’s recordkeeping system and the amount of any such accumulation and any benefits arising from it will be determined as if it were a single employee’s accumulation without reference to any actual employees.

If an employee has a severance from employment with the employer and fails to satisfy the vesting requirements of the employer plan, the contractholder may apply the amount of that employee’s accumulation to a forfeiture account where it will be maintained as an unallocated accumulation.

Plan Expense Reimbursement Agreement. CREF and the contractholder may enter into a plan expense reimbursement agreement under which TIAA shall agree to pay certain reasonable and necessary plan expenses on behalf of the employer plan.

The following are added as additional types of Benefit Payments under Part C of your contract:

A forfeiture account is an unallocated suspense account that holds amounts forfeited when an employee has a severance from employment with the employer and fails to satisfy the vesting requirements of the employer plan. The forfeiture account accumulation is the total amounts held in such an account. A forfeiture account payment is the payment of amounts held under a forfeiture account.

Amount and effective date of a forfeiture account payment. The contractholder may, in accordance with the terms of the employer plan, request a withdrawal of some or all of the forfeiture account accumulation, if any, to pay reasonable and necessary plan expenses, provide additional contributions to plan participant accounts, or for use as a premium offset of plan contributions. To the extent such payments are used to reduce the employer’s obligation to make contributions on behalf of other employees, they will be treated under the terms of the contract as premiums newly allocated to such employees’ accumulations. Such payments will only be made directly to the contractholder or to another funding vehicle selected by the contractholder to administer such payments, following procedures that enable CREF to determine that such payments are permitted under ERISA and/or applicable state law.

A forfeiture account payment will be effective as of the end of the business day in which we receive the contractholder’s request for the forfeiture account payment in a form acceptable to CREF. The contractholder may defer the effective date of the forfeiture account payment until any business day following the date on which we receive the request. CREF will determine all values as of the end of the effective date in accordance with the Rules of the Fund. A forfeiture account payment will reduce the forfeiture account accumulation by the amount paid. A forfeiture account payment may not be revoked after its effective date.

A revenue credit account (sometimes called an ERISA account) is an unallocated suspense account comprised of payments that TIAA or the plan agrees to make in order to cover reasonable and necessary plan expenses or to provide credits to employee and beneficiary plan accounts. The revenue credit account accumulation is the total amount held in such an account. A revenue credit account payment is the payment of amounts held under a Revenue Credit account.

Amount and effective date of a revenue credit account payment. The contractholder may, in accordance with the terms of the employer plan, request that some or all of the revenue credit account accumulation, if any, be withdrawn to pay reasonable and necessary plan expenses or to issue credits to employee and beneficiary plan accounts. Revenue credit account payments will only be made directly to the contractholder or to another funding vehicle selected by the contractholder to administer such payments, following procedures that enable CREF to determine that such payments are permitted under ERISA and/or applicable state law.

A revenue credit account payment will be effective as of the end of the business day in which we receive the contractholder’s request for the revenue credit account payment in a form acceptable to CREF. The contractholder may defer the effective date of the revenue credit account payment until any business day following the date on which we receive the request. CREF will determine all values as of the end of the effective date in accordance with the Rules of the Fund. A revenue credit account payment will reduce the revenue credit account accumulation by the amount paid. A revenue credit account payment may not be revoked after its effective date.

A retirement plan loan is a disbursement of some or all of an employee’s accumulation to provide loans.

Amount and effective date of a retirement plan loan. If the employer plan so provides and in accordance with section 72(p) of the IRC, as amended, and ERISA, to the extent applicable, an employee may request a retirement plan loan from his or her accumulations, at any time prior to that employee’s maturity date. The amount of a retirement plan loan may generally not exceed the least of:

i)	the total of the employee’s accumulations;
ii)	[50%] of the present value of the employee’s vested accrued benefit under any of the employee’s employer’s plans; and
iii)	[$50,000]

In determining the amount available for a retirement plan loan, all plans of the employee’s employer, including 403(b), 401(a), 403(a) and 457(b) plans, to the extent loans are available, and all such plans of any related employers under IRC Section 414(b), (c) or (m) shall be considered employer plans for this purpose.

A request for a retirement plan loan must be made on or before the employee’s maturity date. A retirement plan loan will be effective as of the business day on which we receive the employee’s request, in a form acceptable to CREF as well as any spousal waiver that may be required under ERISA or the terms of the employer plan. CREF will determine all values as of the end of the effective date. A request for a retirement plan loan can’t be revoked after its effective date.

A retirement plan loan reduces the accumulations from which it is paid by the amount of the loan chosen. The loan will be issued in accordance with the terms of a loan agreement. The loan agreement will describe the terms, conditions and any fees or charges for the loan. Any loan repayments applied to the contract will be applied as new premiums.

The following is added to the Amount and effective date of a lump-sum benefit provision:

If any accumulations under this contract are attributable either directly or indirectly to transfers from another TIAA or CREF contract, where such other contracts included any “Equity Wash” provisions or any other such provisions restricting the timing of transfers, then the payment of any lump-sum benefits of such accumulations will be constrained by any such applicable provisions.

The following is added to the Effective date of internal transfer provision:

If any accumulations under this contract are attributable either directly or indirectly to transfers from another TIAA or CREF contract, where such other contracts included any “Equity Wash” provisions or any other such provisions restricting the timing of transfers, then any transfers of such accumulations out of this contract will be constrained by any such applicable provisions.

President and Chief Executive Officer